UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934


Date of Report (Date of earliest event reported) July 7, 2017


AS-IP TECH, INC.
(Exact name of registrant as specified in its charter)

Delaware                             000-27881          522101695
(State or other jurisdict         (Commission file     (IRS Employer
incorporation or organization)       number)         Identification No.)

2/1 Contour Close
Research, Victoria, Australia                                3095
(Address of principal executive officers)                  (Zip Code)

+1 424-888-2122
Registrants telephone number, including area code

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
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[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the
Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


Item 1.01 Entry into a Material Definitive Agreement.

On July 7, 2017, AS-IP Tech, Inc. ("ASIP") entered into a License Agreement with ASiQ Pty. Ltd. ("ASiQ")

ASIP owns technology known as "BizjetMobile". BizjetMobile is a Bluetooth in-flight messaging/communications system software framework for use with Iridium or INMARSAT SwiftBroadband satellite transceiver's. The BizjetMobile framework allows the development of dedicated and secure networks in a variety of environments.

ASiQ is the distributor for BizjetMobile in the Asia Pacific region and is also a certified manufacturer of aircraft avionics. Over the past 12 months, ASiQ has been developing and demonstrating a military version of the framework now called GRRRILLA.

ASiQ has received a request to ground test and flight test the GRRRILLA versions of the framework on a military aircraft and other military applications over the coming months.

As part of the program, ASiQ requires the unrestricted rights to the BizjetMobile framework intellectual property for the GRRRILLA program to support a Government submission for integration funding and further security development.

ASiQ has requested from ASIP, the exclusive license rights to further develop, manufacture and market GRRRILLA to the global military market and government agencies using the BizjetMobile framework intellectual property.

Under the terms of the License Agreement:

1. ASIP granted ASiQ the exclusive right to develop, manufacture, market and commercialize the GRRRILLA intellectual property for the global military market and government agencies.

2. ASiQ has agreed to pay to ASIP, a Royalty Fee of 5% (five percent) of the net revenue generated and received by ASiQ from the BizjetMobile intellectual property.

3. ASIP has agreed that any other evolutions of the BizjetMobile framework for military or Government can be included under this license.

Three of the Company's directors, Mr Ron Chapman, Mr Graham Chappell and Mr Philip Shiels, are directors and shareholders of ASiQ.


SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, Registranthas duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AS-IP TECH, INC.
(Registrant)

By: /s/ PHILIP SHIELS
Philip Shiels
Chief Financial Officer
Date: July 7, 2017